CEO Business Update Xura signs definitive agreement to be acquired by Siris Capital Group, LLC Philippe tartavull, president and ceo Exhibit 99.3

Establish Xura as the trusted digital services provider to operators and enterprises, offering limitless communication solutions that monetize digital technology The global leaders in next generation digital communications services Mission Vision CEIO UPDATE 20.5.16 Xura: Where we started

Earlier today we announced that we had entered into definitive agreement to be acquired by Siris Capital Group, LLC (“Siris”) Unique investment strategy leveraging operational expertise to help businesses in transition Exceptional senior operating executives helping management teams execute strategic and operational objectives Specialize in investing in companies with a combination of mature and next-generation assets undergoing strategic and operational changes CEO UPDATE 5.20.16 Leading private equity firm focusing exclusively on making investment in telecommunications, technology and technology-enabled business serious companies Extensive history of successfully operating businesses that provide mission-critical products to communication service providers and understands that continued investment and customer partnerships are instrumental in delivering world class solutions

Siris’ strategy Extensive experience in public-to-private transactions, and a history of investing in businesses that provide mission-critical products to Tier 1 and 2 communication service providers (CSPs) CEO UPDATE 5.20.16 Siris targets investments in companies that have: Strong and sophisticated executive leadership teams “Mission-critical” product and service offerings Embedded and diversified relationships with “blue chip” customers Strong service delivery capabilities, and Supportive underlying market dynamics.

5 | CEO UPDATE 5.26.15

SIRIS Capital Group, LLC

XURA

Highly experienced executive partner team focused on Xura

After the transaction has completed, Siris Executive Partners will serve on Xura's Board of Directors and work hand-in-hand with Xura's existing Management Team to accelerate achievement of the company's strategic and operation goals

Hubert de Pesquidoux
Alcatel·Lucent

- Xura Post Transaction Role: Executive Chairman
- Former CFO of Alcatel-Lucent and President of its Enterprise Group (20 years)
- 4 years with Siris

Kai Oistamo
NOKIA

- Xura Post Transaction Role: Director
- Former Chief Development Office of Nokia and GM of it Mobile Phones Business (24 years)
- Joined Siris in 2015

Merle Gilmore
MOTOROLA

- Xura Post Transaction Role: Director
- Former EVP and President of Motorola's Communications Enterprise Group (30 Years)
- 14 years with Siris

Rod Randall
Lucent Technologies

- Xura Post Transaction Role: Director
- Former Chief Marketing Office of Lucent Technologies
- 4 years with Siris

Ted Schell
Sprint

- Xura Post Transaction Role: Director
- Former SVP of Strategy and Corporate Development at Sprint (11 years)
- 7 years with Siris

So Why Xura? We’ve created an attractive, high-value company with long-term prospects CEO UPDATE 5.20.16 Siris’ Objective: Enhance and accelerate Xura’s vision and strategy to build the industry leader in digital communications Siris’ Commitment: Continued investment in business and customers to enable best-in-class messaging, voicemail, security, and monetization solutions

Siris’ operating principles CEO UPDATE 5.20.16 INVEST in innovative world class products – Voicemail, Messaging, Security, Monetization PROVIDE reliable, best of breed service and support PARTNER with customers for mutual success DRIVE operational best practice

CEO UPDATE 5.20.16 Why is this in Xura’s best interests? Over the last year, we have experienced unprecedented change, with the divestment of the Comverse BSS business and the combination of Comverse and Acision to form Xura. This has been a lot for us to take on and for the industry to absorb, while grasping our current direction.  With this in mind: A private ownership setting is a more conducive environment to execute on our ongoing operational transformation. Provides the opportunity to be a more agile, meaning we can expand, grow and react faster to the changing requirements of the digital communication services market and our customers. Siris is a like-minded partner who endorses our vision and strategy and now has a vested interest in our ongoing success.

TRANSFORMATION INVESTMENT FLEXIBILITY / AGILTY What does this mean for Xura? CEO UPDATE 5.20.16 Accelerate our strategic transformation to be a more focused and relevant company Invest in product development and go-to-market initiatives to drive continuous innovation and expand market reach Efficiently react to changing market dynamics to extend industry leadership

This is a strong endorsement of Xura Validation of Xura’s management team, market position and strategy CEO UPDATE 5.20.16 Leadership in digital communications Trusted partner to Tier 1 and 2 CSPs worldwide Quality and breadth of products Experienced People and Talent

We are in a blackout period During the transaction process, we are limited in the information we can release to our employees and the public. Under U.S. securities laws, we can only provide more color when information is released publicly. CEO UPDATE 5.20.16

45 day go-shop period We are currently in 45 -day "go-shop" period, where we are allowed to solicit alternative acquisition proposals from other potential acquirers. However, there is no guarantee that a superior proposal will be received. We anticipate closing the transaction with Siris following the receipt of regulatory and shareholder approval and satisfaction of customary closing conditions, in our third fiscal quarter. We will then no longer be publicly traded on the NASDAQ stock market. CEO UPDATE 5.20.16

Closing comments We don’t anticipate this transaction, and the change in ownership of Xura, will change our focus, strategic objectives, product portfolio or drive to satisfy our customers CEO UPDATE 5.20.16 We are taking a business-as-usual approach – nothing changes for you Your work and focus is now more important than ever so we can continue to deliver against our strategy, vision and drive results We will be stronger, with increased investment and focus on you, our transformation, our strategy, our products and our customers Lines of communication will be kept open. Transparency is critical throughout the transformation period Thank you for all your efforts in getting us this point. We are ONE Xura

We are Xura We are creating the future of digital communications services. Our thinking goes beyond.   We help operators and enterprises financially realize opportunities from their existing technology, while navigating them to richer communications solutions. We are the originators of innovative communications products and services. We inhabit an anything-is-possible world. And we make it happen. We disrupt digital. CEO UPDATE 5.20.16

Thank you Questions © XURA 2015

  Additional Information and Where to Find It: This communication may be deemed to be solicitation material in respect of the proposed acquisition of Xura. In connection with the proposed merger, Xura will be filing relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A.  Promptly after filing its definitive proxy statement with the SEC, Xura will mail or otherwise make available the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. XURA STOCKHOLDERS AND OTHER INVESTORS ARE ADVISED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN RESPECT OF THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, AS THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Xura stockholders and other investors may obtain free copies of the definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed merger (when they become available), along with other documents filed by Xura with the SEC, at the SEC’s website (http://www.sec.gov) or through the investor relations section of Xura’s website (http://www.xura.com).   Xura and its directors and executive officers may be deemed participants under SEC rules in the solicitation of proxies from Xura’s stockholders in favor of the proposed merger. Information about Xura’s directors and executive officers and their interests in the solicitation, which may, in some cases, differ from those of Xura’s stockholders generally, will be included in the proxy statement filed with the SEC in connection with the proposed merger. Additional information about these directors and executive officers is available in Xura’s proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on May 28, 2015, and in Xura’s Annual Report on Form 10-K, which was filed with the SEC on May 23, 2016. To the extent that holdings of Xura’s securities by Xura’s directors and executive officers have changed since the amounts printed in the latest proxy statement or Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Presentation title | DD.MM.YY